CLIFTON MINING COMPANY






                         UPDATE OF BEHRE DOLBEAR REPORT

                                     PJ96-24

                         REVIEW OF THE ORE RESERVES AND
       EXPLORATION POTENTIAL AT CLIFTON'S GOLD HILL PROPERTY





                                  October 2000









                                  Prepared by:

                           Robert Cameron, Consulting
                           PO Box 482 o 221 DuBois St
                           Black Hawk, Colorado 80422
                                 (303) 582-5842



                                                      Robert Cameron, Consulting

                                TABLE OF CONTENTS

                                                                        PAGE NO.


1.0 Executive Summary..........................................................1

2.0 Introduction...............................................................3

3.0 Scope and Procedures ......................................................4
        3.1 Data Sources ......................................................5

4.0 Clifton Property...........................................................6
        4.1 Property Location..................................................6
        4.2 Access.............................................................6
        4.3 Land Status........................................................9
        4.4 Regional History ..................................................9

5.0 Geology...................................................................11
        5.1 Regional Geology..................................................11
        5.2 Property Geology..................................................13

6.0 Mineral Resources and Reserves............................................15
        6.1 Technical Procedures..............................................16
                6.1.1 Sampling................................................16
                6.1.2 Assay Laboratories......................................17
                6.1.3 Assaying Procedures ....................................17
                6.1.4 Check Assays............................................17
                6.1.5 Capping of Assay Grades.................................18
                6.1.6 Sample Locations........................................18
                6.1.7 Tonnage Factor..........................................18
                6.1.8 Bulk Sampling/Metallurgical Testing.....................19
                6.1.9 Dilution............................................... 19
                6.1.10 Estimation Procedures..................................19
        6.2 Minable Reserve Statement.........................................20
        6.3 Ore Reserve Risk Analysis ........................................23
                6.3.1 Reserves Categorization.................................24

7.0 Environmental Review......................................................25
        7.1 Introduction......................................................25
        7.2 Permits and Regulatory Compliance.................................25
                7.2.1 Federal 25
                7.2.2 State 26
                7.2.3 Local 26


                                       ii             Robert Cameron, Consulting
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                          TABLE OF CONTENTS (continued)

                                                                        PAGE NO.

        7.3 Closure and Reclamation...........................................27
        7.4 Long Term Liability...............................................28

8.0 Potential for Additional Mineralization at the Clifton Property
      and Region..............................................................29
        8.1 Potential at the Clifton Shear Zones .............................29
        8.2 Off-property Potential ...........................................30
        8.3 Exploration Priorities............................................30


                                     TABLES

Table 1.1 Estimate of Measure and Indicated Resources..........................2
Table 6.1 Clifton's Estimate of Measured and Indicated Resources..............21
Table 6.2 Clifton's Detailed Estimate of Measured and Indicated Resources.....21


                                     FIGURES

Figure 4.1 General Location Map................................................7
Figure 4.2 Detailed Map of Gold Hill Mining District...........................8


                                   APPENDICES

Appendix A List of Patented and Unpatented Claims
Appendix B Reserve Calculation Long-sections

                                      iii             Robert Cameron, Consulting
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                             1.0 EXECUTIVE SUMMARY




Robert Cameron, Consulting was commissioned by Clifton Mining Company to undertake an update of the Behre Dolbear's review of the ore reserves and exploration potential at the Clifton property in the Gold Hill area of Tooele County, Utah. Behre Dolbear's original report was dated April 1996 and, subsequent to the report, there were five updates issued by Behre Dolbear adding to Clifton's resource base. Most of this report is extracted from the original Behre Dolbear report which focused on Clifton's:

         o        Reserve estimation data and procedures;
         o        Reserve estimate;
         o        Resource potential of the property; and
         o Preliminary assessment of environmental permit requirements, status and constraints.

The Clifton property lies in the northern Deep Creek Mountains of west-central Utah in the Gold Hills Mining District. The structural history of the Gold Hill area is complex and characteristic of polyphase deformational sequences with several stages of folding and faulting.

The area of the Clifton property of current interest is a set of shear zone veins. Thirty-eight veins have been identified and are steeply-dipping striking north-to-northeasterly in an equigranular quartz monzonite intrusive. Apparent strike lengths of these veins are greater than 6,000 feet. Of these veins, 20 have been sampled and Clifton has calculated resources on eight.

 Behre Dolbear in 1996 reviewed Clifton's sampling and estimation procedures and found them acceptable to produce a preliminary reserve statement conforming to Ontario Securities Act and Regulations for Measured and Indicated Resources Reserves. Subsequent to issuing their report, Behre Dolbear reclassified the reserves as resources due to uncertainty in metal prices and some engineering details. Table 1.1 summarizes what Robert Cameron, Consulting believes the Measured and Indicated Resource statement should be for the Clifton property as of November 2000.

                                       1              Robert Cameron, Consulting

                                    Table 1.1
                  Estimate of Measured and Indicated Resources
                                  November 2000
------------------------------------------------------------------------------------------
    Category        Tons          Ag           Ounces       Au        Ounces Au      Pb
                                (opt)           Ag        (opt)                     (%)
------------------------------------------------------------------------------------------
 Measured         107,178        8.41       901,597       0.045        4,802       5.09
------------------------------------------------------------------------------------------
 Indicated        474,122        8.15     3,905,133        .051       21,824       5.22
------------------------------------------------------------------------------------------
 Total            581,300        8.05     4,806,730       0.050       26,626       5.20
------------------------------------------------------------------------------------------

Behre Dolbear believed in 1996 that there is excellent potential for additional reserves to be identified at the Clifton property. Robert Cameron, Consulting agrees with that opinion since, currently, only 11 of the 38 identified shear veins have been included in resources calculations and, the calculated resource represent less than 10 percent of the potential of these veins. Most of the preliminary sampling on other veins indicates that these veins will most likely prove out with similar grade and thickness to those currently within the resource basis after the planned program of sampling and drilling has be completed.

Robert Cameron, Consulting did not complete an update to Behre Dolbear's environmental review. Discussions with the Clifton Mining Company indicated that they currently hold all the necessary permits for the current status of their operations. The Behre Dolbear 1996 review has been included in this report for completeness. It should be noted that the Behre Dolbear's environmental review is not suitable to substantiate a request for financing, however they found no fatal flaws in Clifton's permitting efforts.

                                       2              Robert Cameron, Consulting
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                                2.0 INTRODUCTION


Clifton Mining Company (Clifton) commissioned Robert Cameron, Consulting to prepare an update of the Behre Dolbear & Company, Inc. 1996 review of the ore reserves and exploration potential at the operation of its Clifton property in the Gold Hill area of Tooele County, Utah. Behre Dolbear commenced it effort on March 18, 1996. In 1996, Dr. Robert E Cameron was the Director of Geostatistics and Mine Planning for Behre Dolbear. He was the principal investigator for Behre Dolbear and spent three days on site.

Subsequent to the site visit, Robert Cameron, an Associate of Behre Dolbear, conducted 5 reviews and additions to the resource reported in the original report. This report compiles the information previously reviewed by Behre Dolbear into a single document.

                                       3              Robert Cameron, Consulting
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                            3.0 SCOPE AND PROCEDURES


Robert Cameron, Consulting was commissioned by Clifton Mining Company in October 2000 to undertake an update of the Behre Dolbear's review of the ore reserves and exploration potential at the Clifton property in the Gold Hill area of Tooele County, Utah. Behre Dolbear's original report was dated April 1996 and, subsequent to the report, there were five updates issued by Behre Dolbear adding to Clifton's resource base. Most of this report is extracted from the original Behre Dolbear reports.

For the original report, Behre Dolbear's effort focused on the preliminary review of Clifton Mining's assets. Their activities included:

         o Site Visit by a Behre Dolbear professional to review work to date, on-site data and establishment of future information needs;
         o Coordination with Clifton to gather existing public domain information;
         o        Review of Clifton's estimation of the geologic reserves; and
         o A preliminary assessment of environmental permit requirements, status and constraints.


 During the site visit, Dr. Cameron, then the Director of Geostatistics and Mine Planning of Behre Dolbear and currently President of Robert Cameron,
 Consulting:

         o        Toured the mine and mill sites;
         o        Reviewed sampling locations and continuity of mineralization;
         o Reviewed assay procedures, the qualifications of laboratories utilized, and the frequency of submission of check samples;
         o Reviewed all geologic cross sections and checked approximately 20 percent of the sections for accuracy in plotting of geology, geologic features, assayed intervals, and grades;
         o        Reviewed reserve calculation parameters including:

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                  o        The justification of the density factor used;
                  o        Inclusion of dilution;
                  o        The justification of the cut-off grade used; and
                  o        The criteria used in categorizing reserves;

         o Reviewed the resources and potential of the Clifton Mining property;
         o Reviewed both on-property and off-property exploration projects; and
         o Reviewed and discussed his preliminary conclusions with Clifton management

3.1 DATA SOURCES


For this update, Robert Cameron, Consulting was provided with information and reports developed by Clifton Mining Company and its consultants. Most of the data came from the files and consultants reports of the Clifton Mining Company. Robert Cameron, Consulting relied primarily upon the original report and update letters issued by Behre Dolbear & Company, Inc. to complete this updated report.

Robert Cameron, Consulting followed standard professional procedures in preparing the content of this report, which is based primarily on details, information, and assumptions provided by Clifton Mining. Robert Cameron, Consulting, therefore, cannot guarantee the correctness of all of the information supplied, but, to the extent of its investigation and within the scope of the work delegated to it, Robert Cameron, Consulting believes that the report contained herein is substantially correct.

All units used in this report are English unless otherwise specified.

                                       5              Robert Cameron, Consulting

                              4.0 CLIFTON PROPERTY



4.1 PROPERTY LOCATION

The Gold Hill/Clifton Mining District straddles the Gold Hill and Clifton 7.5' quadrangles, Tooele county, northwest Utah. It lies in the east central part of the Great Basin section of the Basin and Range Province, at the north end of Deep Creek Mountains. The area is characterized by highly dissected hills of relatively low relief. The Town of Gold Hill, immediately north of the property, has an elevation of 5,321 feet. The area is bounded to the east by the Great Salt Lake Desert at an altitude of approximately 4,300 feet, to the north by Dutch Mountain with an elevation of 7,735 feet, to the west by Clifton Flat at an approximate elevation of 6,600 feet and to the south by Montezuma Peak with an elevation of 7,369 feet. The relatively low hills at the ghost town of Clifton, located in the south part of the property, merge westward into Ochre Mountain which has an elevation of 7,541 feet. Figures 4.1 and 4.2 show the detailed location of the Clifton property.

4.2 ACCESS

Access to the property is by alternate I-93, a paved two-lane highway, south
24.6 miles from Wendover, Nevada to the Ibapah Road. The Ibapah Road, a paved two-lane highway is then taken east a distance of 15.7 miles to the Gold Hill turn-off. A gravel all-weather road provides access to the town of Gold Hill,
11.2 miles to the southeast. An all-weather road leading south from Gold Hill provides access to the property.

The Clifton property is located approximately 5 miles south of Gold Hill. Numerous dirt roads provide access to most parts of the property. The roads are generally passable with a high-centered two-wheel drive vehicle although a four-wheel drive is preferable.

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                               [GRAPHIC OMITTED]


                       Figure 4.1 - General Location Map



                                       7
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                               [GRAPHIC OMITTED]


                 Figure 4.2 - Detailed map of Gold Hill district

                                       8
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4.3 LAND STATUS

Clifton Mining Company was formed to consolidate ownership and control of individual properties and claims within the Clifton Mining District in Utah, so that a contiguous group of claims could be explored and operated as a single property. The Clifton property, as reviewed by Behre Dolbear in 1996, consisted of 19 patented and 49 unpatented (lode) contiguous mining claims, and one State Mineral Lease totaling approximately 1,823 acres located in the Clifton Mining District, Tooele County, Utah. Since the original report, Clifton Mining has acquired an additional 1,620 acres in 81 claims in the Clifton Mining and Clifton Gold's merger, has acquired the Southern Confederate Claim, has acquired roughly 173 acres of patented claims from Woodman Mining Company and has options on 23 claims consisting of 460 acres owned by American Consolidated Mining Company. This brings its current property position, in November 2000, to roughly 4073 acres. Neither Robert Cameron, Consulting nor Behre Dolbear completed a review of the legal status of ownership, but has accepted the information provided by Clifton. Appendix A lists summarizes these claims held by Clifton.

4.4 REGIONAL HISTORY

Historically the Clifton-Gold Hill area has undergone extensive mining activity, dating back to the late 1800's. Around 1857, galena rich samples attracted the attention of California settlers and some stayed to prospect for minerals. As a result, the town of Clifton and the Clifton (Gold Hill) Mining District was established. Placer gold was discovered in Gold Hill in 1858, but prospectors were hindered by repeated Indian attacks and the area was abandoned.

In 1872, a lead smelter was constructed at Clifton and 1,500 tons of high-grade lead-silver ore was treated. The smelter at Clifton was moved to Gold Hill in 1874 where an additional 500 tons of ore from the Western Utah Copper Company was treated. The mining boom in Gold Hill began in 1892 when Col. J.F. Woodman build a new mill and smelter in Gold Hill. It produced $300,000 in gold and silver ore between 1892 and 1896.

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The mill was in operation for 23 months during the years 1892 to 1895. The average grade of the ore treated in the mill is reported to have average $20 to $30 per ton in gold at a gold price of $20.67 per ounce. The area then remained relatively inactive until 1905 when renewed activity centered on the development of copper ore. Gold Hill and Wendover, Nevada were linked by the Deep Creek Railroad in 1917 which resulted in a third mining revival. A 1920 publication reported that the district's gross ore production from 1892 to 1917 was $951,803 in gold, silver, copper, and lead.

Production of tungsten and bismuth in the district began around 1912. Ore comprising copper oxides and sulfides with scheelite were mined during 1958. Silver Queen Mines extracted an estimated 15,000 tons of ore from the Yellow Hammer pit in 1970. In 1985, American Consolidated Mining Company (ACMC) extracted 50,000 tons of gold-silver-copper-tungsten ore.

The Clifton/Gold Hill Mining district has produced gold, copper, arsenic and tungsten and minor amounts of lead, zinc, silver and bismuth. Total recorded production from 1901 to 1964 includes 25,000 oz Au, 832,000 oz Ag, 1,700 short tons copper and lesser quantities of lead and zinc. Complete bismuth and tungsten production statistics are not available.

                                       10             Robert Cameron, Consulting
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                                   5.0 GEOLOGY


5.1 REGIONAL GEOLOGY

The Clifton Mining Company property lies in the northern Deep Creek Mountains of west-central Utah, immediately east of the Nevada-Utah state line. The Deep Creek Mountains are a northerly-trending fault-bound range in the northern Basin and Range province. Underlying rock types include Paleozoic sediments and Mesozoic to Cenozoic igneous and metamorphic lithologies.

The Paleozoic sedimentary sequence consists of Cambrian through Pennsylvanian aged elastics and carbonates with typical miogeoclinal facies associations. Total thickness of the regional sedimentary stratigraphic column in the Gold Hill area is approximately 12,800 feet.

Mesozoic (Jurassic) granodiorites are volumetrically the most significant intrusives in the area; Tertiary diorite (pre-Oligocene) and quartz monzonite (Oligocene) are reported locally, primarily in the northern Deep Creek Mountains. Volcanics in the vicinity are Oligocene-Miocene in age, and range in composition from basalt through rhyolite. Both flows and pyroclastic horizons are present.

Restricted metamorphic units appear to be the result of local contact metasomatism and consist predominantly of calc-silicate skarns. As such, these may equally be considered alteration zones rather than metamorphic rocks. Pegmatitic zones present locally on the ACMC property and have been interpreted as pegmatites as replacement phenomena.

The structural history of the Gold Hill area is complex and characteristic of polyphase deformational sequences in a tectonically active environment. Several stages of folding and faulting related to both compressional and extensional events are present. Eardley in 1962 recognized at least four and possibly five phases of deformation, with each phase consisting of an initial compressive stage and a final extensional phase.

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

Alternation processes within the carbonate sequences include recrystallization, silicification, bleaching, dolomitization, and formation of calc-silicate skams. Resultant fabrics include the development of micaceous andalusite hornfels, diopside-actinolite-gamet and wollastonite-spadaite skarns, and jasperoids with associated barite and opal.

Alternation in the intrusives consists of diopside-orthoclase alteration associated with actinolite and garnet, chloritization, sericitization, propylitization, and silicification associated with quartz-carbonate flooding.

Mineralization found in the area to date has been subdivided into a tripartite classification system. These deposit types include: contact metasomatic deposits, vein deposits, and replacement deposits.

Contact metasomatic deposits exhibit and intimate spatial relationship to the limestone-granodiorite contact and are characterized by the presence of a distinctive calc-silicate gangue mineralogy consisting of wollastonite-amphibole (tremolite?)-gamet-tourmaline-diopside-quartz.

The characteristic economic mineral association is native gold-pyrite-chalcopyrite-bornite-covellite-molybdenite-scheelite. The Frankie mine, located north of Clifton's property, is an example of a local contact metasomatic deposit.

Economic veins in the area are of two types: either quartz-carbonate-adularia or simple quartz veins. The quartz carbonate-adularia veins are reportedly restricted to the body of the intrusive and are mineralized with both sphalerite and galena as well as beryllium. Veins of this type are well exposed in the northern part of the property and are known simply as the beryllium veins. Quartz veins do not exhibit a host preference: mineralization consists of scheelite-pyrite-chalcopyrite-bismuth-gold as well as secondary quartz-hematite-magnetite. Veins of this type are represented by the Lucy L mine. It is probable that these zones could more accurately be described as structurally controlled veins or shear zone-related mineralization.

Replacement deposits include both limestone- and intrusive-hosted variants. The limestone-hosted type of deposits may be found in either fractured but unaltered, or silicified, hematized and

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

brecciated units. Ore mineralogy may include any of the series arsenopyrite-galena-sphalerite-chalcopyrite-pyrite-pyrrhotite-tetrahedrite.
Where oxidized, a variety of arsenate minerals are locally present. The Smelter Tunnels workings on the Herat claim in the Clifton area is typical of replacement deposits developed along the limestone-monzonite contact

Instrusive-hosted deposits consist of scheelite-molybdenite-powellite mineralization intergrown with coarse bladed actinolite and perthitic orthoclase. Associated minerals include chalcopyrite-pyrite-copper oxides and abundant magnetite. Gangue mineralogy consists of sctinolite-perthite-garnet-apatite-tourmaline-quartz. Both the Yellow Hammer and Reaper Mines have been classified as intrusive-hosted replacement deposits.


5.2 PROPERTY GEOLOGY

The Clifton Shear Zones are located on the north side of Montezuma Peak, and the old townsite of Clifton. The shear zones are a series of parallel to near parallel, steeply-dipping north-to-northeasterly striking shear zone sets or veins, in an equigranular quartz monzonite intrusive. The scale of the individual shear zones is regional with documented strike lengths in excess of 1,500 feet, and apparent strike lengths greater than 6,000 feet. V.C. Heikes reviewed this area as follows:

         "In the quartz monzonite forming the northern part of Clifton Mountain east and northeast of Clifton many veins, composed essentially of quartz and carbonate, carry small amounts of galena and other sulphides. Their chief value has been lead and silver.

         Most of the veins outcrop prominently and can be traced for hundreds of feet. The general strike is about N60E and the dip is steeply east: both, however, vary considerable. Most veins show a banded structure, in some indistinct and some well developed. The relative amounts of quartz and carbonates differ in different veins and in different parts of a single vein. Some veins are composed very largely of carbonates - probably iron-magnesium-calcium carbonates of variable composition.

         The wall rock has undergone pronounced sericitation. Chlorite and a green pleochroic mica are present, but magnesian minerals appear to be less abundant than in the wall rock of the tourmaline quartz veins."

                                       13             Robert Cameron, Consulting

The veins appear to be braided and imbricated in echelon shear sets. The minerals encountered in these structures are mainly oxides of lead in a gangue of quartz and carbonates. The lead minerals identified are cerrusite, anglesite, plumbojarosite, and fine grained galena, with minor amounts of mimetite and phosgenite. A significant amount of silver is contained in these veins, along with minor amounts of free milling gold. Copper is also present in the veins in the form of malachite, azurite, chrysocolla, and minor cuprite and chalcopyrite.

There is demonstrated evidence that a zone of mineral depletion exists for one to four feet beneath the surface outcrop. At times, it is necessary to remove the first two to three feet of the vein to gain a sample.

There are 38 shear veins that have been identified by Clifton to date. Of these veins, 20 have been sampled. The shear veins are exposed on the surface and penetrated by numerous shafts, tunnels, and pits. Maps, sample numbers, and sample locations, as well as drill locations and results are available for review at the Company's corporate offices.

                                       14             Robert Cameron, Consulting

                       6.0 MINERAL RESOURCES AND RESERVES


 Behre Dolbear was requested in 1996 to categorize the reserves at the Clifton Property according to Ontario Securities Act and Regulations, National Policy Statement No. 2-A. Criteria for these standards are:

         o Ore means a natural aggregate of one or more minerals which, at a specified time and place, may be mined and sold at a profit, or form which some part may be profitably separated;

         o Proven Reserves or Measured Reserves are those materials for which tonnage is computed from dimensions revealed in outcrops or mine workings and/or drill holes and for which the grade is computed from the results of adequate sampling. The sites for inspection, sampling and measurement are so spaced and the geological character so well defined that the size, shape and mineral content are established. The computed tonnage and grade are judged to be accurate. It should be stated whether tonnage and grade of 'Proven' or 'Measured ' reserves are in situ or extractible. Dilution factors and cutoff grades, if used should be clearly explained and the vertical and horizontal projections from intersection or sample points should be given;

         o Probable Reserves or Indicated Reserves are those materials for which tonnage and grade are computed partly from specific measurements, samples, or production data, and partly from projections for a reasonable distance on geological evidence. The sites available for inspection, measurement and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout. It should be stated whether the tonnage and grade of 'Probable' or 'Indicated' reserves are in situ or extractible. Dilution factors and cutoff grades, if used, should be clearly explained and the vertical and horizontal projections from intersections or sample points should be given.

                                       15             Robert Cameron, Consulting

         o Possible Reserves or Inferred Reserves are those materials for which quantitative estimates are based largely on broad knowledge of the geological character of the deposit and for which there are few samples or measurements. The estimates are based on inferred continuity or repetition for which there are reasonable geological indications. Bodies that are completely concealed may be included if there is specific evidence of their presence.

         o Summation of Reserves - The tons and grades of the two classes of reserves as defined in subsection 2.7.2 and 2.7.3 (Proven and Probable) may be combined into one total tonnage and average grade provided these two categories are disclosed separately in the report but the Possible or Inferred reserves must not be included in a combined total summation of all three categories and should not be used in feasibility studies.

Subsequent to the report, Behre Dolbear reclassified the reserves as resources due to uncertainty in some of the economic parameters and engineering details. Robert Cameron, Consulting agrees with the reclassification for the present time. This moves Proven Reserves into Measured Resources, Probable Reserves into Indicated Resources and Possible Reserves into Inferred Resources.


6.1 TECHNICAL PROCEDURES

Clifton's database and technical procedures for reserve calculations for the Clifton Property were reviewed in detail by Behre Dolbear to assure that appropriate procedures were followed.


6.1.1 Sampling

In general, Clifton samples the veins by taking a chip sample across the width of the vein. These chip samples are placed in sample bags and then sent to be assayed. Sampling is conducted on both the surface and within underground workings. The majority of surface samples, to date, have been collected from old, shallow prospecting pits since the first few feet of the veins tend to be very low

                                       16             Robert Cameron, Consulting
grade because of surface leaching and alteration. Hence, the irregular spacing and limited extent of the surface sample set was determined by the random locations of these old pits.

The underground samples have been taken from old mines generally opened around the turn-of-the-century. Clifton personnel have taken samples in areas readily assessable from these old workings. The natural tendency with this chip sampling technique is for the geologist to collect a greater volume on material in areas of apparent stronger mineralization since the material is generally weaker and easier to collect. Behre Dolbear believes that this sampling technique may create a bias to the Clifton data but, believes from, field observations, that sampling has been conducted in a manner to give a rough overall picture of the potential reserves. Future reserves definition and refinements should be conducted with data obtained through drilling programs; as currently planned by Clifton Mining.


6.1.2 Assay Laboratories

Most of the assay work conducted for reserve estimation was completed by X-RAL, Rocky Mountain Geophysical, Kimball, University of Idaho, Chemex, and Cone Geochemical Laboratories. Behre Dolbear has experience with most of these laboratories and believes they are reputable commercial assaying laboratories.


6.1.3 Assaying Procedures

The assay data used for ore reserve calculation are standard fire assays with an AA finish. Metallic assays were not conducted to determine coarse gold. Behre Dolbear believes that the assaying procedures meet acceptable industry practices and will provide an acceptable reserve estimate if conducted in the manner presented.


6.1.4 Check Assays

Clifton has not developed a check assay procedure or program, but has conducted multiple assays on some of the higher assay material. In areas where multiple assays exists, Clifton uses the lower

                                       17             Robert Cameron, Consulting
values to calculate their reserves. Behre Dolbear has seen evidence however that there tends to be a good correlation between the multiple assays of the higher grade material. Behre Dolbear believes that a more systematic approach to check assaying should be implemented for future sampling programs. Behre Dolbear also believes that the current procedures of eliminating the highest assays does ensure that some of the bias is eliminated from the Clifton reserve estimates and is acceptable for Clifton's current reserve estimates.


6.1.5 Capping of Assay Grades

High grade values in a sampling pit or area are generally eliminated by the Clifton geologist before averaging and assigning a grade. Once a sufficient database of samples have been collected, Behre Dolbear would recommend that Clifton conduct appropriate statistical studies to determine the proper capping level.


6.1.6 Sample Locations

The sample locations were not determined by surveying. Sample locations have been determined and plotted on long-section in reference to surface or underground workings or other prominent feature located on either the USGS 7.5 minute quads or the 1993 aerial photographs completed by the US Department of Agriculture. Typically, Clifton will determine the position from surface measurements in respect to one of the mine shafts or mine adits to locate and plot their sample position. While this is sufficient for the current reserve and resource statement, Behre Dolbear would recommend surveying exact sample locations in the future tied into the Utah State Plane Coordinate system.


6.1.7 Tonnage Factor

Clifton applies an average tonnage factor of 12 cubic feet per ton of ore. The tonnage factor is based upon specific gravity measurements of numerous ore samples made by Dawson Laboratories. Behre Dolbear believes that adequate determination of the tonnage factor has been made for the current estimates. Additional work will be warranted after future drilling is completed.

                                       18             Robert Cameron, Consulting

6.1.8 Bulk Sampling/Metallurgical Testing

Metallurgical testing was performed on samples by Dr. Pesic of the University of Idaho, a reputable facility. An 80 ton large bulk samples for testing were taken and milled by M&W Milling & Refining Inc. (M&W) of Virginia City, Montana and the resulting concentrates were shipped to the ASARCO smelter. This bulk sample milling test resulted in a potential smelting contract for the concentrates used by Clifton for their economic analysis of the in-situ mineralization.


6.1.9 Dilution

Dilution is not included in Clifton's reserve calculations. Behre Dolbear finds this to be not in conformance with industry practice and standards. However, because the vein cleanly breaks against both the hanging and footwall as evidenced in the underground workings, Clifton and potential mining contractors have hypothesized that little dilution should occur with the proposed mining methods. Robert Cameron, Consulting agrees with Behre Dolbear when they recommended a 5 percent dilution factor be included when Clifton's converts the resources into reserves.


6.1.10 Estimation Procedures

Clifton utilizes a manual sectional method for the estimation of the resources. The general procedures utilized by Clifton for manual resource estimation are:

         o Sample grade and vein thickness are compiled and averaged in each of the surface sampling pits;

         o Surface and underground samples are plotted on long-sections in respect to a known point such as a mine shaft or mine adit;

         o        Areas of influence are plotted;

                                       19             Robert Cameron, Consulting

         o        Areas were planimetered;

         o An in-situ tonnage computed by multiplying area by vein thickness; and

         o        Reserves were summarized.


The long sections are generated on the veins only within the areas with sufficient sampling. While the veins extend quite a distance beyond sample points, these extensions were not included in the resource or reserve calculations.

Measured Resources are typically plotted as a rectangular area 50 feet from a sample. Indicated resources are those resources 50 feet from the surface where continuity of the vein has been mapped between sample points but greater than 50 feet from a sample. Indicated Resources also include the down dip extension of the measured resources: either 200 feet or to an elevation in which the underground workings have shown continuity. The Clifton Inferred Resource estimate is material within the long sections outside of the area believed to be Measured or Indicated but still with strong evidence to infer continuity. The long-sections used by Clifton for reserve calculations are shown in Appendix B.

All resources plotted and estimated by Clifton cover the mining, processing, and smelting and refining costs (in 1996) including appropriate recoveries. Mining costs were based on utilizing contract mining as bid by Patrick Harrison Constructors, Inc., milling costs were based on internal estimates developed jointly by Clifton Mining and Dr. Pesic of the University of Idaho and recoveries were based on metallurgical testing conducted by Dr. Pesic of Idaho and the results of a 80 ton bulk sample test sent to M&W of Virginia City, Montana.


6.2 RESOURCE STATEMENT

Clifton has determined a measure and indicated resource at the Clifton property of 581,300 tons grading 8.05 ounces of silver per ton, 0.050 ounces of gold per ton and 5.20 percent lead. Table 6.1 divides these calculated reserves between measured and indicated. Two veins, 130' Shaft and Lower

                                       20             Robert Cameron, Consulting

George did not have the Measure and Indicated resources tabulated separately so all of the tonnage was included in the Indicated category. Table 6.2 shows the resources by vein.

                                    Table 6.1
             Clifton's Estimate of Measured and Indicated Resources
                                  November 2000
-----------------------------------------------------------------------------------------
 Category          Tons          Ag       Ounces Ag       Au         Ounces       Pb
                                (opt)                    (opt)         Au         (%)
-----------------------------------------------------------------------------------------
 Measured          107,178       8.41       901,597      0.045        4,802       5.09
-----------------------------------------------------------------------------------------
 Indicated         474,122       8.15     3,905,133      0.051       21,824       5.22
-----------------------------------------------------------------------------------------
 Total             581,300       8.05     4,806,730      0.050       26,626       5.20
-----------------------------------------------------------------------------------------

                                       21             Robert Cameron, Consulting

                                                    Table 6.2
                        Cliftoa's Detailed Estimate of Measured and Indicated Resources
                                                  November 2000
---------------------------------------------------------------------------------------------------------------
           Vein                  Tons           Ag          Ounces         Au         Ounces         Pb
                                              (opt)         Ae            (opt)       Au             (o/o)
---------------------------------------------------------------------------------------------------------------
                                                    Measured
---------------------------------------------------------------------------------------------------------------
 George Washington                   9,200         12.60      115,898        0.052          476         5.14
---------------------------------------------------------------------------------------------------------------
 Lynx                                2,258          3.88        8,750        0.047          107         2.59
---------------------------------------------------------------------------------------------------------------
 Lion                               13,959          2.38       33,169        0.034          470         2.15
---------------------------------------------------------------------------------------------------------------
 Bobcat                              6,722          5.24       35,246        0.081          544         3.09
---------------------------------------------------------------------------------------------------------------
 Yellow Cougar                      25,348        13.49       341,846       0.0662        1,679         5.75
---------------------------------------------------------------------------------------------------------------
 Ridgeline                           8,917         3.21        28,627        0.018          158         3.82
---------------------------------------------------------------------------------------------------------------
 30 foot Shaft                      10,167         8.61        87,531            0            0         8.32
---------------------------------------------------------------------------------------------------------------
 Southern Confederate               12,150         7.76        94,291       0.0756          918         5.90
---------------------------------------------------------------------------------------------------------------
 Hidden Mine Vein                   18,457         8.47       156,239       0.0244          450         5.73
---------------------------------------------------------------------------------------------------------------
 Total Measured                    107,178         8.41       901,597       0.0448        4,802         5.09
---------------------------------------------------------------------------------------------------------------
                                                    Indicated
---------------------------------------------------------------------------------------------------------------
 George Washington                  92,470        12.60     1,165,122        0.053        4,900         8.66
---------------------------------------------------------------------------------------------------------------
 Lynx                               5,423          6.80        36,876        0.063          342         4.70
---------------------------------------------------------------------------------------------------------------
 Lion                              58,338          2.38       138,844        0.034        1,984         2.15
---------------------------------------------------------------------------------------------------------------
 Bobcat                            36,280          5.37       194,970        0.083        3,010         3.83
---------------------------------------------------------------------------------------------------------------
 Yellow Cougar                     70,422         11.40       802,810        0.076        5,352         2.62
---------------------------------------------------------------------------------------------------------------
 Ridgeline                         41,710          3.20       133,472        0.018          751         3.80
---------------------------------------------------------------------------------------------------------------
 30 foot Shaft                     16,255          8.60       139,793            0            0         8.30
---------------------------------------------------------------------------------------------------------------
 Southern Confederate              31,637          7.76       245,503      0.07501        2,373         5.90
---------------------------------------------------------------------------------------------------------------
 Hidden Mine Vein                  86,569          8.47       733,170      0.02439        2,111         5.73
---------------------------------------------------------------------------------------------------------------
 130' Shaft Vein (M+I)             14,222          9.08       129,136      0.03092          440         7.78
---------------------------------------------------------------------------------------------------------------
 Lower George (M+I)                20,796          8.92       185,437      0.02698          561         5.34
---------------------------------------------------------------------------------------------------------------
 Total Indicated                  474,122          8.24     3,905,133        0.046       21,824         5.22
---------------------------------------------------------------------------------------------------------------

                                       22             Robert Cameron, Consulting

Behre Dolbear reviewed the measured and indicated resource statement in 1996 produced by Clifton and commented that approximately 20 percent of the measured resources are marginally measured resources based on the Canadian definitions. These resources would fit more into the Indicated category since the resource is defined by the downward extension of a surface sample point to assumed continuity of vein based on an elevation determined by underground workings. While there is sufficient evidence to suggest that the vein may in fact extend to depth and even increase in grade with depth, Behre Dolbear also indicated that inadequate data exists to unilaterally accept this conclusion to all of the depths used by Clifton and to classify these deeper reserves as probable, especially for financing consideration. Robert Cameron, Consulting agrees with these conclusions but would note that it does not effect the total of the Measured and Indicated resources on the property.

In addition, Behre Dolbear noted that 100 percent extraction of the estimated ore zone or stope in deposits of this type are generally not achievable. Therefore, they recommended that 5 percent of the potential ore be eliminated as mining loses before including dilution to compensate for both typical mining losses and the tendency for the sectional method to overestimate the gold content in the reserves. Robert Cameron, Consulting agrees with this recommendation when the resource is converted into a minable reserve.


6.3 RESOURCE RISK ANALYSIS

Overall Robert Cameron, Consulting believes that the resources have been calculated in a manner conforming to acceptable industry practices for preliminary estimates. The main areas of risk include:

         o The resource was calculated assuming the same spatial correlation of silver, gold and lead values demonstrated in the veins with the most sampling occur in all shear zone veins. While the current evidence suggests that this is reasonable conclusion, the assumption should be checked when additional

                                       23             Robert Cameron, Consulting
                  sample data becomes available. The overall risk to the reserve estimate is minimal.

         o Down dip extension of the resource figures have not been adequately quantified. More work is needed to locally check the down dip extension of the Indicated resources.

Sufficient portions of the veins on the Clifton property have not been mapped, sampled or estimated which show strong geologic similarities and potential of becoming resources and reserves when the appropriate sampling and engineering work is completed. Therefore, Robert Cameron, Consulting believes that there is significant potential to find additional reserves on these Clifton veins; resulting in a low overall risk for the above stated resources existing on the Clifton property.

6.3.1 Resource Categorization

Based upon the methodologies utilized in sampling and assaying, and the continuities of mineralization demonstrated by the sample spacing and surface/underground continuity of the veins, Robert Cameron, Consulting concludes that reserves calculated from the resource figures presented in Table
6.2 would comply with standards established by the National Policy Statement 2-A for Proven and Probable reserves. The reserves would currently meet standards established by most financial institutions for preliminary estimates.

                                       24             Robert Cameron, Consulting

                            7.0 ENVIRONMENTAL REVIEW



Robert Cameron, Consulting has not completed an environmental review of the Clifton Mining Company's Gold Hill property. This part of the report is extract from the original Behre Dolbear April 1996 report.


7.1 INTRODUCTION

Behre Dolbear was asked to conduct a preliminary environmental review of the proposed Cliftori Mining Company (Clifton) operation 40 miles southeast of Wendover, UT near Gold Hill, UT in western Tooele County. The purpose of the review was to identify any permits that were lacking or any documents that needed to be developed. While this report of the environmental review is not a document suitable to substantiate a request for financing, because the site was not visited and documents and reports were not verified, it does serve as a guide to areas where management should explore further. The review consisted of perusal of correspondence, discussion with state agencies, and discussion with site management personnel.

All drainage runs off on to the "Dugway Proving Grounds" Airforce Gunnery Range which is an environmentally insensitive area.


7.2 PERMITS AND REGULATORY COMPLIANCE

7.2.1 Federal

There are patented and Unpatented claims which make up the Clifton Mining Company land holdings. Because the mining operation will initially be limited to five acres, there is no US Bureau of Land Management (BLM) regulatory requirement to perform extensive environmental assessment nor to compose a Plan of Operation (PoO). If the size of the operation should expand, the company

                                       25             Robert Cameron, Consulting
is aware that other requirements may be necessary. The BLM has delegated some management aspects to the Utah Division of Oil, Gas, and Minerals.

Apparently the mill is exempt from a Plan of Operation because it has been more or less in operation for the last 75 years. This exemption should be confirmed and documentation placed in the file. The mill site claim is reportedly five acres, but if there is a need for other land for waste deposition and operation, the necessity for a Plan of Operation may arise.


7.2.2 State

The Utah Division of Oil, Gas, and Minerals (DOGM) has a Memo of Understanding with the BLM which delegates the authority to the DOGM to stipulate the environmental protection measures that will be required at the operation. Clifton Mining Company has both a mining and milling permit issued by DOGM. The mining permit stipulations are few and not overly burdensome. This is due to the fact that the regulatory concern level for DOGM is set at five acres and the mine is at this level and therefore not distinctive.

Both the air and water quality division personnel from the Utah Department of Environmental Quality have reportedly visited the site and have not required any permits due to the de minimis impacts of the operation on environmental resources. This is an unusual declaration for a regulatory agency. It would be prudent to solicit letters from the air and water divisions to the effect that they have no concerns and place this documentation in the file to substantiate their declarations.


7.2.3 Local

The land one-fourth mile northwest of the town of Gold Hill where the Clifton mill is located has been re-zoned to allow the milling and processing to occur in compliance with ordinances. In the County Conditional Use Permit, there are references to maintaining state air quality and to avoiding adverse drainage by the mining company.

                                       26             Robert Cameron, Consulting

7.3 CLOSURE AND RECLAMATION

A $17,000 reclamation bond is being held in the form of a Certificate of Deposit payable to the Utah Division of Oil, Gas, and Minerals and Tooele County for five acres of mining and exploration disturbance.

The mine is located in an historical mining district which has existing disturbances and mine wastes. Clifton would be responsible for reclaiming previous disturbances only if they re-disturb them. Surveys using color aerial photographs have been made to delineate past disturbances. This information has been used to document and support reclamation responsibility discussions and agreements with DOGM.

There does not appear to be a reclamation plan, bond, or any such consideration for the mill site. Apparently the site has been more or less in operation for the last 75 years, is "grand fathered", and is not subject to such. The lack of a requirement for a reclamation plan or bond should be confirmed and documentation placed in the file. With the placement of more tailings on the site in the event of the commencement of production, there may be some interest by the BLM or DOGM to require reclamation.

Acid rock drainage would not appear to be a problem at either the mine or mill site with the sparse precipitation (7-12 inches per year) in this area on the southwestern border of the Great Salt Lake Desert. Some sulfide ores may be handled. It would be helpful to know the acid-base accounting so that potentially acid-producing materials can be appropriately placed as ore and waste rock are being handled.

                                       27             Robert Cameron, Consulting

7.4 LONG TERM LIABILITY

Behre Dolbear has reviewed the EPA CERCLIS database (the list of sites which are to be investigated for possible inclusion on the Superfund list). No mining sites were found on the list in and around Gold Hill.

Behre Dolbear believes that because of the very low precipitation in the area, the risk of future Superfund listing is low. This is true even if a predominance of waste materials are acid generating, so long as reclamation and closure are completed in accordance with state and federal requirements.

It would be prudent to identify, delineate, and avoid past mine or mill waste which could connect Clifton to a future Superfund action. If the state is willing to negotiate on the processing or reclamation of problem wastes to the mutual advantage of Clifton and the state, then maybe some understanding can be reached.

                                       28             Robert Cameron, Consulting

                   8.0 POTENTIAL FOR ADDITIONAL MINERALIZATION
                       AT THE CLIFTON PROPERTY AND REGION


The potential for additional mineralization at the Clifton property and in the Clifton/Gold Hill area has already been demonstrated by numerous past mining and exploration activities. Mineralization has been discovered and mined adjacent to the Clifton Shear Zone in the Yellow Hammer and Kiewit deposits. An oxidized copper zone has been found to exist north of the Yellow Hammer, and copper-silver-tungsten-gold-arsenic mineralization in different combinations have been sampled and/or mined in various areas in and around the Clifton property. Robert Cameron, Consulting also believes it is probable that additional exploration targets will be found in the area with increased exploration activity.

Exploration at Clifton is at a juvenile state and has been concentrated in only one area, the Shear Zone. A diligent exploration program is likely to discover additional areas of potentially economic material.


8.1 POTENTIAL AT THE CLIFTON SHEAR ZONES

Robert Cameron, Consulting is confident that resources and reserves will be increased at the Clifton property within the shear zone. The magnitude of the additional resources and reserves is difficult to quantify until more exploration has been performed, but the surface outcrop of the shear zones veins have been mapped for 3,000 to 12,000 feet. Current resource calculations and sampling includes less than 10 percent of this potential. In addition, sampling and resource calculations have been limited to approximately 11 of the 38 veins that have been identified and mapped.

Further potential also exists at depth for these veins. The vertical extent has not been identified and all indications are that they continue at depth. Additional drilling is needed to establish the vertical extent of and continuity of the veins and associated grade and thickness.

                                       29             Robert Cameron, Consulting

Only 11 of the 38 identified veins within the Shear Zone area have been sampled and resource or reserves calculated. Clifton has sample data on at least 10 of the veins not included in their resource statement. This preliminary data indicates that these veins will most likely prove out with similar grade and thickness to those currently within the resource basis after additional sampling and drilling has been conducted.


8.2 OFF-PROPERTY POTENTIAL

The Clifton property is centered around a complex intrusive of the Basin and Range province and is one of a series in the area. Additional ore deposits are a logical expectation. This has been demonstrated by the Yellow Hammer and Keiwit zones on the adjacent property. There is also many surface areas, exposure and prospecting pits in this area with evidence to mineralization.

Significant off-property prospects and potential include:

         o        Aha Gold Kinsley Gold Project;
         o        Fish Springs - Zinc;
         o        Dutch Mountain - Tungsten;
         o        Kennecott - 1/2 township west of Clifton property;
         o        Alvarado & Rube Gold Mines; and o Gold Hill Mines.


8.3 EXPLORATION PRIORITIES

Robert Cameron, Consulting believes that Clifton needs to concentrate and refine a systematic exploration program for the Clifton property. There are numerous potential targets on the property and it is important that Clifton prioritize their exploration dollars in order to demonstrate the potential of its properties.

                                       30             Robert Cameron, Consulting

Behre Dolbear offered these observations considered as recommendations in their 1996 report:

         o The Clifton Shear Zone veins should be explored with core drilling. Since Clifton Mining intends to commence surface mining operations in the near future on the Shear Zone veins, it is recommended that Clifton develop a systematic drilling program to prove out additional near surface resources extending along strike of the veins targeted for initial exploitation. The actual veins targeted should be in priority of the tentative mining sequence of the veins. This program should include:

                  o        Removal of overburden;
                  o        Cleaning the outcrop
                  o        Detailed mapping;
                  o        Trenching and preliminary sampling; and
                  o Drilling holes on 200 foot spacing intercepting the vein some 25 to 50 feet below the surface.

         o        The underground resources and potential should be defined.
                  Second priority at this stage is for Clifton to develop the and exploit the property through underground mining. The underground resources at present constitute the majority of the probable resources and the potential resource on the property. Several deep drill holes should be place intersecting the multiple veins to better define and verify this underground potential and to better verify vertical continuity of both grade and thickness of the veins at depth.

         o The other exploration targets should be mapped and then drilled. The Clifton property includes several additional exploration targets apart from the shear zone veins. These should be mapped and drilled at a later date. Behre Dolbear while acknowledging the vast potential that some of these other targets represent to Clifton, we see little justification at this time for expending the limited explorations dollars available on higher risk, less known targets. The priority for developing new mining areas should be lower than developing the resources on the known veins.

                                       31             Robert Cameron, Consulting

While Clifton Mining has made good progress in implementing these recommendations, Robert Cameron, Consulting still sees a need for the company to continue with the above work program in order to better quantify the resource potential of the property




                                       32             Robert Cameron, Consulting

                                   APPENDIX A
                     LIST OF PATENTED AND UNPATENTED CLAIMS

                     Clifton Mining Company Property Summary
------------------------------------------------------------------------------
 Patented Claims                                          317 Acres
------------------------------------------------------------------------------
 Load Claims (approximately)                             2600 Acres
------------------------------------------------------------------------------
 State Lease Lands                                        532 Acres
------------------------------------------------------------------------------
 Total Clifton Property                                  3449 Acres
------------------------------------------------------------------------------



                      Other property available to Clifton:

                    Woodman Mining Company 11 claims = 173.59
                acres ACMC option property 23 claims = 460 acres

                    Clifton Mining Company - Patented Claims

-------------------------------------------------------------------------------
               Claim Name                                            Acres
-------------------------------------------------------------------------------
 1.  Black Hawk & Red Jacket Sur. 6173                              33.453
 2.  Calendar Lot 68                                                17.45
 3.  Democrat Lot 68                                                18.17
 4.  Mt. Vernon Lot 66                                              16.386
 5.  Sunshine Lot 67                                                 8.559
 6.  Elephant Lot 67                                                10.686
 7.  George Washington Lot 70                                       12.6
 8.  Albany Sur 3354                                                17.101
 9.  Iron #6 Lot 46                                                 19.61
 10. Fleet Wing Lot 42                                              15.00
 11. Herat Lode Lot 39                                              18.64
 12. Juniper Lot 57                                                 15.894
 13. Lost Treasure Lot 41                                           15.320
 14. Columbia Lot 43                                                19.9
 15. Neptune Lot 40                                                 19.380
 16. Atlantis Lot 44                                                16.67
 17. Ibapah Lot 47                                                  19.31
 18. George E Lot 71                                                16.88
 19. Red jacket (see #1)
 20. Southern Confederate                                            6.82
-------------------------------------------------------------------------------
                           Total Patented Acres                   317.829
-------------------------------------------------------------------------------

                              Clifton Mining Company - Load Claims
------------------------------------------------------------------------------------------------------
 Claim Name             Book                  Page                  Entry No.             UMC No.
------------------------------------------------------------------------------------------------------
 Flat 328               280                    136                   022854                317890
 Flat 327               280                    137                   022855                317889
 Clifton 26             280                    138                   022856                317867
 Clifton 27 A           280                    139                   022857                317869
 Clifton 28             280                    140                   022858                317870
 Clifton 23             280                    142                   022860                317866
 Clifton 27             280                    143                   022861                317868
 Flat 326A              280                    144                   022862                317888
 Flat 326               280                    145                   022863                317887
 Clifton 14             280                    146                   022864                317857
 Clifton 11             280                    147                   022865                317854
 Clifton 12             280                    148                   022866                317855
 Clifton 10             280                    149                   022867                317853
 Clifton 9              280                    150                   022868                317852
 Clifton 13             280                    151                   022869                317856
 Clifton 16             280                    152                   022870                317859
 Clifton 17             280                    153                   022871                317860
 Clifton 15             280                    154                   022872                317858
 Flat 309               280                    154A                  022873                317878
 Flat 310               280                    175                   022895                317879
 Clifton 8              280                    176                   022896                317851
 Clifton 18             280                    184                   022904                317861
 Flat 314               280                    190                   022910                317883
 Flat 313               280                    191                   022911                317882
 Clifton 19             280                    192                   022912                317862
 Flat 312               280                    205                   022925                317881


                                 Clifton Mining Company - Load Claims

------------------------------------------------------------------------------------------------------
 Claim Name             Book                  Page                  Entry No.             UMC No.
------------------------------------------------------------------------------------------------------
 Flat 311               280                    206                   022926                317880
 Flat 323               280                    210                   022930                317884
 Flat 324               280                    211                   022931                317885
 Flat 325               280                    212                   022932                317886
 Clifton 22             280                    213                   022933                317865
 Clifton 21             280                    214                   022934                317864
 Flat 330               280                    223                   022943                317892
 Flat 329               280                    224                   022944                317891
 Clifton 29             280                    225                   022945                317871
 Clifton 30             280                    226                   022946                317872
 Flat 330 A             304                    588-589               034978                335443
 Flat 323 A             304                    587                   034977                335442
 Flat 314 A             304                    586                   034976                335441
 Flat 309 A             304                    585                   034975                335440
 Flat 502               398                    250                   075192                357130
 Flat 504               398                    251                   075193                357131
 CB-1                   398                    252                   075194                357125
 CB-2                   398                    253                   075195                357126
 CB-3                   398                    254                   075196                357127
 CB-5                   398                    255                   075197                357128
 CB-6                   398                    256                   075198                357129
 CB-7                   398                    811                   075483                357672
 CB-8                   398                    810                   075482                357673


                                   Clifton Gold Company - Load Claims

------------------------------------------------------------------------------------------------------
 Claim Name             Book                  Page                  Entry No.             UMC No.
------------------------------------------------------------------------------------------------------
 CGC-1                  384                    331                   069367                355781
 CGC-2                  384                    332                   069368                355782
 CGC-3                  384                    333                   069369                355783
 CGC-4                  384                    334                   069370                355784
 CGC-5                  384                    335                   069371                355785
 CGC-6                  384                    336                   069372                355786
 CGC-7                  384                    337                   069373                355787
 CGC-8                  384                    338                   069374                355788
 CGC-9                  384                    339                   069375                355789
 CGC-10                 384                    340                   069376                355790
 CGC-11                 384                    341                   069377                355791
 CGC-12                 384                    342                   069378                355792
 CGC-14                 384                    343                   069379                355793
 CGC-15                 384                    344                   069380                355794
 CGC-16                 384                    345                   069381                355795
 CGC-17                 384                    346                   069382                355796
 CGC-40                 384                    347                   069383                355797
 CGC-41                 384                    348                   069384                355798
 CGC-42                 384                    349                   069385                355799
 CGC-43                 384                    350                   069386                355800
 CGC-44                 384                    351                   069387                355801
 CGC-45                 384                    352                   069388                355802
 CGC-46                 384                    353                   069389                355803
 CGC-47                 384                    354                   069390                355804
 CGC-48                 384                    355                   069391                355805
 CGC-49                 384                    356                   069392                355806


                                Clifton Gold Company - Load Claims
------------------------------------------------------------------------------------------------------
 Claim Name             Book                  Page                  Entry No.             UMC No.
------------------------------------------------------------------------------------------------------
 CGC-50                 384                    357                   069393                355807
 CGC-51                 384                    358                   069394                355808
 CGC-52                 384                    359                   069395                355809
 CGC-53                 384                    360                   069396                355810
 CGC-54                 384                    361                   069397                355811
 CGC-81                 384                    362                   069398                355812
 CGC-82                 384                    363                   069399                355813
 CGC-83                 384                    364                   069400                355814
 CGC-84                 384                    365                   069401                355815
 CGC-85                 384                    366                   069402                355816
 CGC-86                 384                    367                   069403                355817
 CGC-87                 384                    368                   069404                355818
 CGC-88                 384                    369                   069405                355819
 CGC-89                 384                    370                   069406                355820
 CGC-90                 384                    371                   069407                355821
 CGC-91                 384                    372                   069408                355822
 CGC-92                 384                    373                   069409                355823
 CGC-93                 384                    374                   069410                355824
 CGC-130                384                    375                   069411                355825
 CGC-131                384                    376                   069412                355826
 CGC-132                384                    377                   069413                355827
 CGC-133                384                    378                   069414                355828
 CGC-204                384                    379                   069415                355829
 CGC-205                384                    380                   069416                355830
 CGC-206                384                    381                   069417                355831
 CGC-207                384                    382                   069418                355832


                                Clifton Gold Company - Load Claims

------------------------------------------------------------------------------------------------------
 Claim Name             Book                  Page                  Entry No.             UMC No.
------------------------------------------------------------------------------------------------------
 CGC-208                384                    383                   069419                355833
 CGC-209                384                    384                   069420                355834
 CGC-213                384                    385                   069421                355835
 CGC-289                384                    386                   069422                355836
 CGC-290                384                    387                   069423                355837
 CGC-291                384                    388                   069424                355838
 CGC-292                384                    389                   069425                355839
 CGC-299                384                    390                   069426                355840
 CGC-299A               384                    391                   069427                355841
 CGC-300                384                    392                   069428                355842
 CGC-301                384                    393                   069429                355843
 CGC-301A               384                    394                   069430                355844
 CGC-302                384                    395                   069431                355845
 CGC-305                384                    396                   069432                355846
 CGC-306                384                    397                   069433                355847
 CGC-307                384                    398                   069434                355848
 CGC-308                384                    399                   069435                355849
 CGC-315                384                    400                   069436                355850
 CGC-316                384                    401                   069437                355851
 CGC-317                384                    402                   069438                355852
 CGC-318                384                    403                   069439                355853
 CGC-319                384                    404                   069440                355854
 CGC-320                384                    405                   069441                355855
 CGC-321                384                    406                   069442                355856
 CGC-322                384                    407                   069443                355857
 CGC-331                384                    408                   069444                355858


                                Clifton Gold Company - Load Claims

------------------------------------------------------------------------------------------------------
 Claim Name             Book                  Page                  Entry No.             UMC No.
------------------------------------------------------------------------------------------------------
 CGC-332                384                    409                   069445                355859
 CGC-333                384                    410                   069446                355860
 CGC-334                384                    411                   069447                355861
 Cactus Mill            279                    691                   022679                317839
 GHM-1                  412                    573                   080792                359375
 GHM-2                  412                    574                   080793                359376
 GHM-3                  412                    575                   080794                359377


                            Unpatented Mining Claims

                                     IP 14B
                                      IP 12
                                      IP 10
                                      IP 18
                                      IP 6
                                    CLIFTON 7
                                     IP l5b
                                      IP 13
                                      IP 11
                                      IP 9
                                      IP 7
                                   CLIFTON 20
                                    PEARL 438
                                   PEARL 438A
                                     IP 47
                                     IP 47A
                                      IP 45
                                      IP 43
                                      IP 39
                                      IP 41
                                      IP 40

                    Woodman Mining Company - Patented Claims

-------------------------------------------------------------------------------
          Claim Name                                              Acres
-------------------------------------------------------------------------------
1. Imperial                                                     19.974
2. Newton Albert Lode                                           23.588
3. Newton Albert Lode Mill Site
4. Bonnemort                                                    18.874
5. Crane Spring Lode                                            17.220
6. Crane Spring Lode #2                                          4.922
7. Frankie                                                      19.043
8. Lucky Jim                                                    16.940
9. Alvarado                                                     15.670
10. Ethel                                                       20.470
11. Emma No. 2                                                  16.890
-------------------------------------------------------------------------------
                       Total Patented Acres                    173.591
-------------------------------------------------------------------------------

                                   APPENDIX B

                       RESOURCE CALCULATION LONG-SECTIONS